Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Oneida Ltd.

Oneida, NY

We hereby consent to the incorporation by reference Registration Statement on Form S-8 of our report dated April 27, 2012, relating to the consolidated financial statements of Oneida Ltd., which are contained in that Prospectus for the year ended December 31, 2011.

/s/ BDO USA, LLP

New York, New York

August 23, 2013